Exhibit 99.1
ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.83 in the 2010 Third Quarter, a 38 Percent Increase Versus the Year-Ago Period;  Total Revenues Increase 12.2 Percent and Organic Revenues Grow 11.2 Percent in the Quarter; Third Quarter Operating Margins Total 15.9 Percent; Company Repurchases $350 Million or 8.1 Million Shares in the 2010 Third Quarter

GLENVIEW, ILLINOIS—October 19, 2010—Illinois Tool Works Inc. (NYSE): ITW) today reported 2010 third quarter diluted income per share from continuing operations of $0.83, a 38 percent increase versus the year-ago period. The growth in earnings was largely driven by strong organic revenue performance and ongoing contributions from restructuring activities.

The Company’s third quarter revenues of $4.018 billion were 12.2 percent higher than the year-earlier period. Organic or base revenues grew 11.2 percent in the quarter, with North American base revenues increasing 11.5 percent and international base revenues growing 10.8 percent.  While all of the reporting segments produced positive organic revenue growth in the third quarter, the strongest organic revenue increases were produced by the Power Systems and Electronics, Industrial Packaging and Transportation segments. Acquisitions added 3.6 percent to third quarter revenues. Currency translation negatively impacted revenues by 2.4 percent.

Third quarter operating income of $640.5 million was 32 percent higher than the year-ago period. Income from continuing operations was $419.3 million, a 38 percent improvement versus a year ago. Third quarter operating margins of 15.9 percent were 240 basis points higher than the year-ago period, with organic revenues and restructuring activities accounting for 160 basis points and 60 basis points of improvement, respectively. Notably, third quarter operating margins were only 10 basis points lower than the 16.0 percent operating margins produced in the 2010 second quarter.

“ITW’s third quarter financial results represented strong operating performance amid end markets that largely performed to our expectations,” said David B. Speer, chairman and chief executive officer. “We were pleased, however, that both our organic revenues and operating margins came in at higher than expected levels.  While acquired revenues in the third quarter were relatively modest, we remain optimistic that acquisition activity will continue to improve as the year progresses and we move into 2011.  Given our existing cash position, we repurchased 8.1 million shares for $350 million in the quarter. We consider our share repurchase program an ongoing part of our capital allocation process and we remain committed to being opportunistic as to its use.”

Segment highlights for the 2010 third quarter include:

Total worldwide revenues for the Power Systems and Electronics segment increased 23.7 percent in the third quarter versus the year-ago period. Organic revenues grew 23.8 percent in the quarter due to strong end market demand associated with the welding and electronics businesses. Worldwide welding organic revenues increased 14.8 percent in the third quarter, with North American welding organic revenues growing 19.4 percent.  The North American businesses continued to be helped by strong demand for welding products from heavy equipment OEM’s as well as other manufacturing customers. International welding organic revenues increased 5.3 percent in the quarter. The PC board fabrication businesses continued to benefit from robust consumer electronics demand. As a result, organic revenues grew 68.6 percent versus the year-ago period. Segment operating margins of 22.0 percent were 460 basis points higher than the year-earlier period.

Total worldwide revenues for the Industrial Packaging segment increased 16.4 percent in the third quarter compared to the year-earlier period. Organic revenues grew a similar 16.4 percent in the quarter as a result of strong customer demand for consumable-related products such as plastic strap, steel strap and protective packaging products. As a result, North American industrial packaging organic revenues grew 19.5 percent while international industrial packaging organic revenues increased 13.0 percent in the quarter. Segment operating margins of 11.6 percent were 410 basis points higher than the year-ago period.

The Company is forecasting fourth quarter 2010 diluted income per share from continuing operations to be in a range of $0.74 to $0.82. The 2010 fourth quarter forecast assumes a total revenue growth range of 7 percent to 9 percent. For full-year 2010, the Company is forecasting diluted income per share from continuing operations to be in a range of $2.99 to $3.07. The 2010 full-year forecast assumes a total revenue growth range of 13 percent to 14 percent.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations, end markets, total revenue growth, organic or base revenue growth, acquired revenues and the share repurchase program.  The statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors are contained in ITW’s Form 10-K for 2009.

With $13.9 billion in 2009 revenues, ITW is a multi-national manufacturer of a diversified range of value adding and short-lead time industrial products and equipment. The Company consists of nearly 800 business units in 57 countries and employs approximately 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statement of Income	2010	2009	2010	2009
Operating Revenues	$4,018,466	$3,580,354	$11,701,107	$10,119,639
Cost of revenues	2,584,901	2,315,175	7,501,607	6,716,255
Selling, administrative, and R&D expenses	739,984	720,042	2,262,237	2,239,604
Amortization of intangible assets	52,053	49,542	159,067	152,059
Impairment of goodwill and other intangible assets	1,006	12,000	1,006	101,997
Operating Income	640,522	483,595	1,777,190	909,724
Interest expense	(43,166)	(45,670)	(131,430)	(120,992)
Other income (expense)	15,920	11,139	27,639	(13,041)
Income from Continuing Operations Before Taxes	613,276	449,064	1,673,399	775,691
Income taxes	194,000	146,100	539,000	301,800
Income from Continuing Operations	419,276	302,964	1,134,399	473,891
Loss from Discontinued Operations	—	(546)	—	(34,282)
Net Income	$419,276	$302,418	$1,134,399	$439,609

Income Per Share from Continuing
Operations:
Basic	$0.84	$0.61	$2.26	$0.95
Diluted	$0.83	$0.60	$2.25	$0.95

Loss Per Share from Discontinued
Operations:
Basic	$—	$(0.00)	$—	$(0.07)
Diluted	$—	$(0.00)	$—	$(0.07)

Net Income Per Share:
Basic	$0.84	$0.60	$2.26	$0.88
Diluted	$0.83	$0.60	$2.25	$0.88

Shares outstanding during the period:
Average	500,751	500,313	502,141	499,635
Average assuming dilution	503,149	502,187	504,690	501,184

Estimated Free Operating Cash Flow	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$483,930	$569,196	$1,101,778	$1,640,279
Less: Additions to PP&E	(72,154)	(53,015)	(195,539)	(174,353)
Free operating cash flow	$411,776	$516,181	$906,239	$1,465,926

ILLINOIS TOOL WORKS INC.
(In thousands)
	Sept 30,	June 30,	Dec 31,
Statement of Financial Position	2010	2010	2009
Assets
Cash & equivalents	$1,649,101	$1,265,237	$1,318,772
Trade receivables	2,627,696	2,582,663	2,491,492
Inventories	1,544,728	1,458,179	1,356,233
Deferred income taxes	227,338	217,032	231,858
Prepaids and other current assets	285,977	243,359	276,240
Total current assets	6,334,840	5,766,470	5,674,595

Net plant & equipment	1,952,567	1,943,878	2,136,527
Investments	437,967	445,156	451,293
Goodwill	4,729,679	4,672,253	4,860,732
Intangible assets	1,669,529	1,712,933	1,723,417
Deferred income taxes	594,044	589,752	673,044
Other assets	585,098	541,517	562,376
	$16,303,724	$15,671,959	$16,081,984

Liabilities and Stockholders’ Equity
Short-term debt	$644,883	$305,917	$213,681
Accounts payable	722,923	731,714	689,572
Accrued expenses	1,392,438	1,273,037	1,359,394
Cash dividends payable	168,617	156,088	155,724
Income taxes payable	292,480	309,804	417,267
Total current liabilities	3,221,341	2,776,560	2,835,638

Long-term debt	2,737,374	2,724,342	2,914,874
Deferred income taxes	182,329	179,674	207,677
Other liabilities	1,271,918	1,259,519	1,305,919
Total noncurrent liabilities	4,191,621	4,163,535	4,428,470

Common stock	5,367	5,362	5,350
Additional paid-in capital	377,412	344,473	270,985
Income reinvested in the business	10,175,663	9,925,004	9,521,740
Common stock held in treasury	(1,740,682)	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	62,670	(162,181)	400,726
Noncontrolling interest	10,332	9,800	9,669
Total stockholders' equity	8,890,762	8,731,864	8,817,876
	$16,303,724	$15,671,959	$16,081,984